EXHIBIT 10.7.1

CERTAIN PORTIONS OF THIS EXHIBIT
HAVE BEEN OMITTED AND FILED
SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION PURSUANT
TO A REQUEST FOR CONFIDENTIAL
TREATMENT. THE SYMBOL “****”
HAS BEEN INSERTED IN PLACE
OF THE PORTIONS SO OMITTED.

MasterCard International – Citibank, N.A Agreement

This agreement (“Agreement”), dated as of January 3, 2005, and effective as of the Effective Date (as defined below), is made by and between MasterCard International Incorporated, a Delaware corporation having its principal place of business at 2000 Purchase Street, Purchase, New York 10577-2509 (“MasterCard”), and Citibank, N.A., a national banking association having its principal place of business at 399 Park Avenue, New York, New York 10022 (“Citibank”).

Whereas, certain Citibank Affiliates (as defined below) are licensed to issue MasterCard Cards (as defined below) to individual consumers with billing addresses located in the Territory (as defined below); and

Whereas, MasterCard and Citibank (each a “Party”, and together the “Parties”) desire to enter into an arrangement by which MasterCard will provide certain pricing incentives in connection with MasterCard Volume (as defined below) in the Territory;

Now, therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

1.1	“Account” means the line of credit accessed by a Card.

1.2	“Actual Payments” has the meaning ascribed to it in Section 2.1(b).

1.3	“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

1.4	“Annual Estimated Volume” has the meaning ascribed to it in Section 2.1(b).

1.5	“Card” means any **** card or **** card that may be used to access a line of credit either to make purchases at point of sale, whether actual or virtual, or to effect cash advances at bank branches or through automated teller machines. “Card” shall include the Account associated with such card and the Account number or alternative modes of access to the underlying Account (e.g., a virtual card or convenience check). **** .

1.6	“Citibank Issuers” means, as applicable, any or all Citibank Affiliates that are licensed to issue MasterCard Cards to individual consumers with billing addresses located in the Territory.

1.7	“Commitments” means the obligations of each Party to the other Party contained in Articles 2 through 4 of this Agreement.

1.8	“control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise.

1.9	“Core Issuer Services” means, **** .

1.10	“Core Issuer Services Fees” shall mean all fees and assessments imposed by MasterCard on its Members in accordance with the Rules from time to time in respect of Core Issuer Services for such Members that are located in the Territory. **** .

1.11	“Effective Date” means October 1, 2004.

1.12	“Existing Agreement” means an agreement that is in effect between a Citibank Issuer and MasterCard as of the Effective Date and that applies to a country or region within the Territory. All Existing Agreements are identified on Schedule 1.12.

1.13	“Governmental Authority” means any of the following with due jurisdiction over this Agreement, either Party, or Citibank: (1) nation, state, county, city, town, borough, village, district or other jurisdiction; (2) federal, state, local, municipal, foreign or other government; (3) governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising due governmental powers); (4) multinational organization or body; (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (6) official of any of the foregoing.

1.14	“Interim Period” means the period commencing on the Effective Date and ending on December 31, 2004.

1.15	“Law” means, with respect to any Person, any law (including common law), ordinance, judgment, order, decree, injunction, permit, statute, treaty, rule or regulation, regulatory bulletin or guidance, regulatory examination, order or recommendation, or determination of (or agreement with) an arbitrator or a Governmental Authority, applicable to such Person.

1.16	“MasterCard Card” means any Card issued by Citibank Issuers containing the name, logo, hologram or service marks of MasterCard or any of its Affiliates, and includes any such Card that has MasterCard functionality or acceptance utility issued in accordance with the Rules from time to time.

1.17	“MasterCard Standard Pricing” means the Core Issuer Services Fees that would apply to Citibank Issuers in respect of MasterCard Volume for the applicable Interim Period or Year in the absence of this Agreement. For the avoidance of doubt, MasterCard Standard Pricing includes, without limitation, any pricing for Core Issuer Services Fees applicable to ****.

1.18	“MasterCard Volume” means, for any period of calculation, **** .

1.19	“Member” has the meaning ascribed to it in the Rules.

1.20	“Person” means any individual, partnership, corporation (including business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof.

1.21	“QMR” means Quarterly Member Reporting pursuant to the Rules.

1.22	“Rules” means the MasterCard Bylaws and Rules, and any other directive, memorandum, policy, or other requirement imposed by MasterCard relating to MasterCard Cards, as such Bylaws and Rules, directives, memoranda, policies, or other requirements may be amended from time to time, to the extent the foregoing apply in the Territory.

1.23	“Term” has the meaning ascribed to it in Section 6.1.

1.24	“Territory” means **** .

1.25	“User-Pay Services” means all optional Member-specific, customized, user-based or similarly optional services offered or provided by MasterCard to a Member in the Territory in respect of MasterCard Cards, the costs of which services are charged to specific participating Members. “User-Pay Services” also includes any services that MasterCard offers or provides in replacement for any of the foregoing referenced services.

1.26	“Year” shall mean each 12 month period during the Term commencing on January 1, 2005.

1.27	“Yearly True Up” has the meaning ascribed to it in Section 2.1(c).

2.	MasterCard Support.

2.1	MasterCard Core Issuer Services Fees.

(a)	During the Interim Period and each Year, in lieu of MasterCard Standard Pricing for an applicable country or region in the Territory, the Core Issuer Services Fees for MasterCard Volume in the Territory (other than any MasterCard Volume described in Section 2.2 of this Agreement) shall be as set forth in the following table:

Then the Core Issuer
Services Fees for all
	If the aggregate MasterCard	MasterCard Volume in the
	Volume ****in the Territory	Territory for ****, as
MasterCard Volume Tier	in a ****. . .	applicable, shall be . . .
Tier 1	<$****	****
Tier 2	$**** < $****	****bps
Tier 3	$**** < $****	****bps
Tier 4	$**** < $****	****bps
Tier 5	$**** < $****	****bps
Tier 6	$**** < $****	****bps
Tier 7	$**** < $****	****bps
Tier 8	$**** < $****	****bps
Tier 9	$**** < $****	****bps
Tier 10	$**** < $****	****bps
Tier 11	$**** < $****	****bps
Tier 12	$**** +	****bps

The MasterCard Volume Tier actually achieved in the aggregate in the applicable period shall determine the Core Issuer Services Fees applicable to all MasterCard Volume during such period, in accordance with the preceding table. For example, if Citibank Issuers generate $**** in MasterCard Volume during ****, then all such MasterCard Volume shall receive Core Issuer Services Fees of **** bps, not merely the MasterCard Volume that is at or in excess of $ **** (i.e., Core Issuer Services Fees for ****shall be $**** x ****).

(b)	(i) In addition to any reporting required under the Rules, the Citibank International Cards Group shall provide MasterCard, within thirty (30) days after the end of each calendar quarter during the Term (except the last three such calendar quarters), a forecast of MasterCard Volume in the Territory for the ensuing four quarters, and, if reasonably requested by MasterCard, such other reports and information as the Parties may mutually agree to review compliance under this Agreement.

(ii) For the purposes of this Agreement, (A) with respect to the Interim Period and (B) as of the commencement of each Year, based in part on the quarterly forecasting report described in paragraph (i) of this Section 2.1(b), the Parties will mutually agree upon **** (the “**** Volume”).

(iii) Based solely on MasterCard Volume as reflected in QMR data in successive calendar quarters after the original **** Volume is agreed upon, MasterCard may reasonably revise the **** Volume used for the calculation of the Core Issuer Services Fees in connection with any calendar quarter as it may deem necessary in its reasonable discretion, provided that it shall consult with the Citibank International Cards Group prior to making any such revision.

(iv) Citibank Issuers shall continue to pay to MasterCard all fees in respect of MasterCard Volume in the Territory at MasterCard Standard Pricing with the same frequency as detailed in the MasterCard Consolidated Billing System (MCBS) manual (the “Actual Payments”).

(v) Within 45 days immediately following the last day of (A) the Interim Period and (B) each calendar quarter of each Year, MasterCard shall make an appropriate reconciliation of Citibank Issuers’ Actual Payments against the Core Issuer Services Fees due for such Interim Period or calendar quarter pursuant to Section 2.1(a). Such reconciliation shall assume ****. To the extent Actual Payments exceed the applicable Core Issuer Service Fees for any quarter, the excess shall be due and owing from MasterCard to Citibank Issuers.

(vi) MasterCard shall promptly refund any amounts due and owing to Citibank Issuers hereunder following each reconciliation described in paragraph (v) above in accordance with Section 2.1(d).

(c)	Within 45 days after the conclusion of the Interim Period and each Year, MasterCard shall make an appropriate reconciliation of Citibank Issuers’ Actual Payments (net of any refunds made on a calendar quarter basis pursuant to Section 2.1(b)) against the Core Issuer Services Fees due for such Year or Interim Period calculated pursuant to Section 2.1(a), based upon the actual MasterCard Volume generated in the Territory during, for such Interim Period, calendar year 2004, and for each Year, such Year (in each case as reflected in the relevant QMR reports submitted by Citibank Issuers) (the “Yearly True Up”). To the extent the Actual Payments exceed the applicable Core Issuer Services Fees for such Year or Interim Period, the excess shall be due and owing from MasterCard to Citibank Issuers. Following the Yearly True Up, MasterCard shall promptly refund any amounts that may be due and owing to Citibank Issuers as a result of the Yearly True Up in accordance with Section 2.1(d), or shall withhold from the Core Issuer Services Fees refund for the first calendar quarter of the immediately succeeding Year (or any successive quarters until such amount is repaid in full) or any other refund due to Citibank Issuers under this Agreement, any amounts that may be due and owing to MasterCard as a result of the Yearly True Up, as the case may be.

(d)	(i) MasterCard shall provide an integrated statement to the Citibank International Cards Group (or such other entity designated by Citibank Issuers) within 45 days of the end of each and every quarterly and annual period during the Term, in substantially the form set forth in Schedule 2.1(d) hereto, setting forth with respect to the Core Issuer Services provided by MasterCard to Citibank Issuers in the Territory during such period: (A) Actual Payments; (B) the total amount payable by Citibank Issuers for the Core Issuer Services calculated in accordance with Section 2.1(a); and (C) amounts owed by MasterCard to the relevant Citibank Issuer entities pursuant to this Section 2.1.

(ii) MasterCard shall make any or all refunds due hereunder by crediting, within 15 days after the date of delivery of the report described in paragraph (i) above, the appropriate Citibank Issuer country-level designated account, as instructed by the Citibank International Cards Group with respect to each quarterly and annual period during the Term.

(iii) Each report and payment made by MasterCard hereunder shall be accompanied by adequate supporting documentation, including, without limitation, a quarterly summary of invoices with respect to each and every MasterCard Card business in the Territory together with supporting documentation, all in electronic format (Microsoft Excel) via e-mail and CD-ROM.

(e)	For tax purposes, the Parties agree to treat each of the refunds made, or deemed to be made, pursuant to this Section 2.1 as if it was an adjustment to the fees payable to MasterCard under or pursuant to the Rules.

2.2	Acquired Financial Institutions/Portfolios. ****.

2.3	User Pay Services. ****.

3.	Brand Commitments.

3.1	Brand Commitments. Citibank Issuers shall use commercially reasonable efforts to maintain on a cumulative basis MasterCard Volume, ****.

3.2	Reporting on Conversion. The Citibank International Cards Group will provide notice to MasterCard as soon as practicable after it becomes aware of a conversion of MasterCard Cards that triggers, or would reasonably be determined to trigger, MasterCard’s termination right contained in Section 6.2(b) hereof.

4.	Existing and Future Agreements.

4.1	Pricing Provisions of Existing Agreements. ****.

4.2	Other Provisions of Existing Agreements. Other than as set forth in Section 4.1 above, nothing contained in this Agreement shall affect any Person’s rights or obligations under any Existing Agreement, which rights and obligations shall continue in full force and effect in accordance with their terms.

4.3	Future Agreements. The Parties acknowledge that they and their respective Affiliates expect to continue to enter into country-specific agreements with respect to MasterCard Cards or MasterCard Volume in the Territory from time to time. **** .

5.	Confidentiality.

5.1	In General. The terms of this Agreement and all information provided pursuant to or in connection with either Party’s performance (and in the case of Citibank, including Citibank Issuers’ performance) under this Agreement (“Confidential Information”) is confidential and proprietary to the Party providing the Confidential Information (“Disclosing Party”) to the other Party (“Receiving Party”). Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or hereafter becomes part of the public domain through no fault of the Receiving Party; (ii) is received from or furnished to a third party without similar restriction on the third party’s rights; or (iii) is independently developed by the Receiving Party. If the Receiving Party asserts that any exception set out in the preceding sentence allows the disclosure of any Confidential Information, it shall promptly submit to the Disclosing Party written documentation demonstrating the applicability of the claimed exception.

5.2	Use. The Receiving Party shall not use any Confidential Information provided by the Disclosing Party for any purposes other than as permitted or required under this Agreement or the Rules.

5.3	Disclosure. Without the express written consent of the Disclosing Party, the Receiving Party shall not disclose or provide access to any Confidential Information to any Person, with the exception of (i) disclosure to any Affiliate, agent, representative, servant, contractor and employee that has a need to know, for the purposes of complying with its obligations hereunder, the specific Confidential Information, and that has agreed to keep confidential such Confidential Information, or (ii) disclosure required by Law.

5.4	Data Protection. In accordance with applicable Law, the Receiving Party shall take reasonable measures, using the same care taken by such Party to safeguard its own confidential and proprietary information, to prevent disclosure by its Affiliates, agents, representatives, servants, contractors and employees of any Confidential Information.

5.5	Post-Termination Obligations. Upon the conclusion of the Term, the Receiving Party shall, upon request from the Disclosing Party, return or destroy all Confidential Information provided by the Disclosing Party, including any summaries thereof, and all copies and duplicates thereof (in whatever form maintained), except as may be otherwise required by Law.

5.6	Remedies. The Parties acknowledge that the Confidential Information provided by the Disclosing Party constitutes confidential and proprietary information of the Disclosing Party and that use or disclosure thereof by the Receiving Party or any Affiliates, agents, representatives, servants, contractors or employees of such Receiving Party, other than in accordance with the express terms of this Agreement or as otherwise authorized in writing by a senior officer of the Disclosing Party, constitutes a material breach of the Agreement or, after the Term, of such Disclosing Party’s continuing rights. In such event, the Parties acknowledge that such Disclosing Party may immediately seek to obtain an order for appropriate injunctive relief.

5.7	Notice. Each Party shall notify the other immediately of any loss or unauthorized disclosure or use of Confidential Information that comes to such Party’s attention.

5.8	Subpoenas, Etc. In the event that either Party receives a subpoena, court order or other similar process purporting to require it to disclose Confidential Information, it shall provide the other Party with written notice and documentation thereof as soon as practicable, and shall cooperate with the other Party in the event that such other Party determines to seek a protective order or other remedy with regard to such disclosure.

5.9	No Public Announcement. Neither Party shall issue any public announcements or make any published statements regarding this Agreement or the subject matter hereof, without the prior written consent of the other Party; provided, however, that the Parties shall work together in good faith to develop mutually-agreed upon responses to media inquiries concerning this Agreement.

5.10	Confidential Treatment. If MasterCard or Citibank (or any of its Affiliates) is required to file this Agreement as an exhibit to any report or other filing with the Securities and Exchange Commission (the “SEC”), such Party shall file with the Secretary of the SEC an application requesting confidential treatment of the Agreement pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, at or about the time of such filing, provided that no such filing shall be deemed to violate this Section 5.

6.	Term and Termination

6.1	Term. This Agreement shall commence as of the Effective Date and unless terminated earlier in accordance herewith shall continue until **** (the “Term”).

6.2	**** and **** Termination.

(a)	MasterCard may terminate this Agreement upon 30 days written notice to Citibank (after which MasterCard Standard Pricing will apply) in the event **** .

(b)	From and after commencement of the second Year hereunder, MasterCard may terminate this Agreement upon 30 days written notice to Citibank (after which MasterCard Standard Pricing will apply) in the event **** .

6.3	Termination — General. In addition to the termination rights specified in Sections 6.2 and 7.5(b) hereof:

(a)	Prior to the scheduled conclusion of the Term, either Party may terminate this Agreement (after which MasterCard Standard Pricing will apply) by giving notice to the other Party in the event that the other Party materially breaches any of its obligations under this Agreement, which breach is not cured within 30 days after notice thereof, or if cure cannot be effected in such time, such additional time as is necessary to cure using commercially reasonable efforts.

(b)	This Agreement will terminate immediately at the election of the non-breaching Party (after which MasterCard Standard Pricing will apply) in the event that: (i) a court of competent jurisdiction assumes custody, attaches or sequesters all or a material portion of a Party’s property or assets, which custody, attachment or sequestration is not suspended or terminated; (ii) a Party admits, in writing, its inability to pay its debts generally as they become due; (iii) a Party becomes insolvent (whether by balance sheet insolvency or a failure to meet obligations in the ordinary course) or makes an assignment for the benefit of creditors; (iv) a Party files any voluntary, or if there is filed against such Party an involuntary, petition in bankruptcy under the United States Bankruptcy Code, or any similar bankruptcy or insolvency laws of another jurisdiction (as now or in the future enacted or amended), provided that in the event of any involuntary petition the breaching Party will have a period of 30 days from the date of filing thereof to discharge the same; or (v) a Party consents to the appointment of a receiver for all or a substantial portion of its property or assets.

6.4	Survival. Except as otherwise provided herein, (i) the rights and obligations with respect to any payment or refund in Article 2 shall survive through the making of any such payment or refund; (ii) the obligations in Sections 2.1(e) and 7.3 shall survive for the applicable statute of limitations periods, plus thirty (30) days; (iii) the obligations in Section 7.5 shall survive for the four calendar quarters, commencing with the calendar quarter immediately following the quarter during which Citibank terminates this Agreement in accordance with its terms; and (iv) the obligations in Article 5 and Sections 7.2, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13 and 7.14 shall survive any termination of this Agreement for a period of five (5) years.

7.	General Terms and Conditions.

7.1	Reciprocal Obligations. Each Party acknowledges and agrees that its performance of its Commitments is in consideration of the other Party’s performance of such other Party’s Commitments.

7.2	Remedies. Other than as specified in Section 5.6 hereof and Section 7.11 hereof (solely with respect to the recovery of costs and attorneys’ fees in an arbitration proceeding conducted pursuant to such Section 7.11) **** .

7.3	Taxes. Each Party will be responsible for all tax reporting and tax payment obligations incurred by it pursuant to, or in connection with, this Agreement.

7.4	Yearly Performance Review. Upon the conclusion of the Interim Period and each of the first two Years during the Term, the Citibank International Cards Group (or its designee) and MasterCard, upon being given reasonable notice, shall meet to jointly review each

Party’s compliance with its Commitments and the attainment of the objectives of this Agreement.

7.5	MasterCard Assessments and Fees.

(a)	****.

(b)	**** .

7.6	Rules. Nothing in this Agreement shall affect Citibank Issuers’ obligations under the Rules.

7.7	Notices. Except as otherwise specifically provided herein, all notices relating to this Agreement, must be in writing and will be deemed given upon hand delivery or upon receipt if sent by an overnight courier delivery service of general commercial use and acceptance (i.e., Airborne, FedEx or UPS) to the following addresses or such other address as may be later designated by notice given by the applicable Party:

If to Citibank or Citibank Issuers:

Managing Director of Marketing, International Cards
Citibank, N.A.
One Court Square
Long Island City, New York 11120

with a copy to General Counsel, Global Consumer Business, Citigroup Inc., 399 Park Avenue, New York, NY 10022.

If to MasterCard:
MasterCard International Incorporated
2000 Purchase Street
Purchase, New York 10577
Attention: Gary Flood

with a copy to the office of the General Counsel at the same address.

7.8	Assignment. Neither Party may assign or otherwise convey this Agreement, or any of its rights and obligations hereunder, to any third party without the prior written consent of the other Party, which may be withheld in such Party’s sole discretion, and any such attempted assignment without consent shall be void; provided, however, that, upon 30 days’ prior written notice to the other Party, either Party may assign or transfer this Agreement in whole or in part to an Affiliate with reasonably sufficient or comparable resources to perform the assigned provisions hereof. If any Person acquires any interest in this Agreement or the subject matter hereof in any manner, whether by voluntary or involuntary transfer, operation of Law or otherwise, such interest shall be held subject to all of the terms of the Agreement and by taking or holding such interest, such Person shall be conclusively deemed to have agreed to be bound by, and to comply with, all of the terms and obligations of the Agreement, and the Parties shall use commercially reasonable efforts to cause such Person to execute any applicable documents to reflect the rights and obligations obtained by such Person. All rights, remedies and obligations of the Parties shall accrue or apply solely thereto or to their permitted successors or assigns, and there is no intent to benefit or obligate any other Person hereby.

7.9	No Violation. Notwithstanding anything else contained in this Agreement, neither MasterCard nor Citibank (nor any of their respective Affiliates) shall, and none of them shall be obligated to, take any action that such entity believes in good faith would violate, or would cause any of them to violate, any Law.

7.10	Representations, Warranties and Covenants.

(a)	Each Party covenants, represents and warrants to the other that on a continuing basis during the Term, and for such additional period after the Term during which such Party has not completed full performance of its obligations hereunder, that: (i) it is duly organized, validly existing and in good standing under applicable Law and (ii) it has full corporate power and authority to execute, deliver, and perform this Agreement according to its terms, it possesses all licenses, consents, and approvals required to do so, and the execution, delivery, and performance of this Agreement have been duly authorized by it.

(b)	Each Party represents and warrants to the other that as of the Effective Date there are no actions, suits, or proceedings existing or pending against or affecting it before any Governmental Authority which would have a material adverse effect on its ability to perform its obligations hereunder except for proceedings which it is contesting and challenging in good faith and which it does not reasonably believe will result in a final order or decree materially affecting its ability to perform this Agreement.

7.11	Dispute Resolution. The Parties will endeavor in good faith to promptly settle any disputes relating to this Agreement (each a “Dispute”). If the appropriate members of each Party’s management team cannot promptly settle a Dispute, senior executives from each Party will try to resolve the dispute. If no resolution is reached then either Party may submit the Dispute to the American Arbitration Association for binding arbitration. The Party prevailing in such arbitration shall be entitled to a recovery of its costs and attorneys fees from the non-prevailing Party. Subject to Section 5.6, the procedures included in this Section 7.11 will be the exclusive procedures for resolution of any and all Disputes.

7.12	Choice of Law. This Agreement and the respective rights and obligations of the Parties shall be governed by the laws of the State of New York, excluding any “conflict of laws” or similar provisions that would mandate or permit application of the substantive law of any other jurisdiction. Any action or proceeding to enforce this Agreement or any obligation stated herein shall be commenced and prosecuted, if at all, only in a federal or state court located within the City and State of New York and each Party hereby irrevocably agrees to consent to jurisdiction in any such court and to accept process in such action in the manner set forth for notices herein.

7.13	Enforceability.

(a)	If one or more of the provisions contained herein shall, for any reason, be held by a court of competent jurisdiction to be unenforceable or invalid in any respect under applicable Law, such unenforceability or invalidity shall not affect any other provision of this Agreement, and this Agreement shall then be construed as if such unenforceable or invalid provisions had never been contained herein and the Parties shall immediately commence negotiations in good faith to reform this Agreement to make alternative provisions herein that reflect the intentions and purposes of the severed provisions in a manner that does not run afoul of the basis for such unenforceability or invalidity.

(b)	Each Party’s waiver of any breach of any provision of this Agreement, or either Party’s failure at any time to enforce any right or remedy available to it, shall not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure by the other Party. Except as otherwise provided herein, no waiver shall be effective unless made in writing and signed by the waiving Party.

7.14	Miscellaneous.

(a)	Subject to Section 4 hereof, this Agreement constitutes the entire agreement between the Parties with respect to subject matter hereof, and supersedes any other prior oral or written agreement regarding the subject matter hereof. This Agreement can only be amended or modified in a written agreement signed by both Parties.

(b)	This Agreement is the product of negotiations between the Parties and their respective counsel. No provision or section of this Agreement shall be read, construed or interpreted for or against either Party by reason of ambiguity of language, rule of construction against the draftsman, or any similar doctrine.

(c)	This Agreement may be executed in one or more counterparts, each of which, taken together, shall constitute but one original document.

(d)	The captions in this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement.

(e)	Nothing contained herein shall be deemed to constitute a partnership or joint venture between the Parties, and the common enterprise of the Parties shall be limited to the express provisions of this Agreement.

     This Agreement is executed as of January 3, 2005 and is effective as of the Effective Date.

MASTERCARD INTERNATIONAL INCORPORATED

By:      /s/ Gary J. Flood
          Name: Gary J. Flood
          Title: EVP

CITIBANK, N.A.

By:      /s/ Faith Masingale
          Name: Faith Masingale
          Title: EVP – Head of International Cards

Schedule 1.12
Existing Agreements ****

Schedule 2.1(d)
Integrated Statement ****